As filed with the Securities and Exchange Commission on June 14, 2018
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

salesforce.com, inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	The Landmark @ One Market, Suite 300 San Francisco, California 94105	94-3320693
(State or Other Jurisdiction of Incorporation or Organization)	(Address of Principal Executive Offices Including Zip Code)	(I.R.S. Employer Identification No.)

SALESFORCE.COM, INC. AMENDED AND RESTATED 2013 EQUITY INCENTIVE PLAN

(Full Title of the Plans)

Amy Weaver, Esq. President, Legal, General Counsel and Secretary salesforce.com, inc. The Landmark @ One Market, Suite 300 San Francisco, California 94105	Copies to: Ronald O. Mueller, Esq. Gibson, Dunn & Crutcher LLP 1050 Connecticut Avenue, N.W. Washington, D.C. 20036-5306
(Name and Address of Agent For Service)

(415) 901-7000
(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share:
-salesforce.com, inc. Amended and Restated 2013 Equity Incentive Plan	40,000,000	$132.25(2)	$5,290,000,000.00(2)	$658,605.00

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the salesforce.com, inc. Amended and Restated 2013 Equity Incentive Plan by reason of an event such as any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.

(2)	Estimated in accordance with Rule 457(h) based on the average of the high and low prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on June 8, 2018 of $132.25.

SALESFORCE.COM, INC.
REGISTRATION STATEMENT ON FORM S-8
This Registration Statement on Form S-8 is being filed by salesforce.com, inc. (the “Company” or the “Registrant”) to register 40,000,000 shares of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”) issuable under the salesforce.com, inc. Amended and Restated 2013 Equity Incentive Plan (the “Plan”).
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.
The documents containing the information specified in this Item 1 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.
The documents containing the information specified in this Item 2 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement on Form S-8, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act, and are available upon written request to: Corporate Secretary, The Landmark @ One Market, Suite 300, San Francisco, California 94105, (415) 901-7000.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.
The Company incorporates by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold (such documents, and the documents listed below, being hereinafter referred to as “Incorporated Documents”):

1.	The Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2018, filed with the Commission on March 9, 2018;

2.
The information specifically incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2018 from the Company’s definitive proxy statement on Schedule 14A, filed with the Commission on May 2, 2018, and as revised on June 8, 2018;

3.	The Company’s Quarterly Report on Form 10-Q for the quarter ended April 30, 2018, filed with the Commission on May 31, 2018;

4.	The Company’s Current Reports on Form 8-K filed with the Commission on March 21, 2018, March 26, 2018, April 11, 2018, April 30, 2018, May 2, 2018 and June 13, 2018; and

5.
The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A filed with the Commission on June 21, 2004, including any amendment or report filed for the purpose of updating such description (No. 001-32224).

The Company is only incorporating certain portions of its annual proxy statement for its 2018 annual meeting of stockholders as described above and is not incorporating by reference (i) any information furnished under items 2.02 or 7.01 (or corresponding information furnished under item 9.01 or included as an exhibit) in any past or future current report on

Form 8-K or (ii) any Form S-D, that, in either case, the Company may file or furnish with the SEC, unless otherwise specified in such current report or in such form. The documents listed above or subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made by this Registration Statement is in effect prior to the filing with the Commission of the Company’s Annual Report on Form 10-K covering such year shall cease to be Incorporated Documents or be incorporated by reference in this Registration Statement from and after the filing of such Annual Reports.
Any statement contained herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed Incorporated Document modifies or supersedes such statement. Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.
Not applicable.

Item 5.	Interests of Named Experts and Counsel.
Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 102(b) of the Delaware General Corporation Law authorizes a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to a corporation or its stockholders for monetary damages for breach or alleged breach of the director’s “duty of care.” While this statute does not change the directors’ duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The statute has no effect on a director’s duty of loyalty or liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, illegal payment of dividends or stock redemptions or repurchases, or for any transaction from which the director derives an improper personal benefit. As permitted by the statute, the Company has adopted provisions in its Certificate of Incorporation which eliminate to the fullest extent permissible under Delaware law the personal liability of its directors to the Company and its stockholders for monetary damages for breach or alleged breach of their duty of care.
Section 145 of the General Corporation Law of the State of Delaware allows for the indemnification of officers, directors, employees and agents of a corporation. The Bylaws of the Company provide for indemnification of its directors, officers, employees and agents to the full extent permitted by Delaware law, including those circumstances in which indemnification would otherwise be discretionary under Delaware law. The Company’s Bylaws also empower the Company to enter into indemnification agreements with its directors and officers and require it to purchase insurance to the extent reasonably available on behalf of any person whom it is required or permitted to indemnify. The Company has entered into agreements with its directors and its executive officers that require the Company to indemnify such persons to the fullest extent permitted under Delaware law against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or an executive officer of the Company or any of its affiliated enterprises. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder. The Company intends to enter into indemnification agreements with any new directors and executive officers in the future.
Section 145 of the General Corporation Law of the State of Delaware provides for indemnification in terms sufficiently broad to indemnify such individuals, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 7.	Exemption from Registration Claimed.
Not applicable.

Item 8.	Exhibits.

Exhibit No.		Description

4.1		Amended and Restated Certificate of Incorporation of salesforce.com, inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on June 13, 2018).

4.2		Amended and Restated Bylaws of salesforce.com, inc. (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on June 13, 2018).

4.3		salesforce.com, inc. Amended and Restated 2013 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on June 13, 2018).

5.1	*	Opinion of Gibson, Dunn & Crutcher LLP.

23.1	*	Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit 5.1).

23.2	*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.3	*	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

24.1	*	Power of Attorney (contained on signature page).
* Filed herewith.

Item 9.	Undertakings.
1. The undersigned Registrant hereby undertakes:
(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;
(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on this 14th day of June, 2018.

salesforce.com, inc.

By:	/s/ Amy Weaver
Name:	Amy Weaver
Title:	President, Legal, General Counsel and Secretary

POWER OF ATTORNEY
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below. Each of the directors and/or officers of the Registrant whose signature appears below hereby appoints Marc Benioff, Mark Hawkins, Joe Allanson and Amy Weaver, and each of them severally as his or her attorney-in-fact to date and file with the Securities and Exchange Commission this Registration Statement on Form S-8, and to sign, date and file any and all amendments and post-effective amendments to this Registration Statement, in each case on his or her behalf, in any and all capacities stated below, as appropriate, in such forms as they or any one of them may approve, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done to the end that such Registration Statement or Registration Statements shall comply with the Securities Act of 1933, as amended, and the applicable Rules and Regulations adopted or issued pursuant thereto, as fully and to all intents and purposes as he or she might or could do in person, and generally to do all such things on their behalf in their capacities as officers and directors to enable the Registrant to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission.

Signature	Title	Date
/s/ Marc Benioff	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	June 14, 2018
Marc Benioff

/s/ Mark Hawkins	President and Chief Financial Officer (Principal Financial Officer)	June 14, 2018
Mark Hawkins

/s/ Joe Allanson	Executive Vice President, Chief Accounting Officer and Corporate Controller (Principal Accounting Officer)	June 14, 2018
Joe Allanson

/s/ Keith Block	Director, Vice Chairman, President and Chief Operating Officer	June 14, 2018
Keith Block

/s/ Craig Conway	Director	June 14, 2018
Craig Conway

/s/ Alan Hassenfeld	Director	June 14, 2018
Alan Hassenfeld

/s/ Neelie Kroes	Director	June 14, 2018
Neelie Kroes

Signature	Title	Date
/s/ Colin Powell	Director	June 14, 2018
Colin Powell

/s/ Sanford R. Robertson	Director	June 14, 2018
Sanford R. Robertson

/s/ John V. Roos	Director	June 14, 2018
John V. Roos

/s/ Bernard Tyson	Director	June 14, 2018
Bernard Tyson

/s/ Robin Washington	Director	June 14, 2018
Robin Washington

/s/ Maynard Webb	Director	June 14, 2018
Maynard Webb

/s/ Susan Wojcicki	Director	June 14, 2018
Susan Wojcicki